EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Taubman Centers, Inc., of our reports dated February 4, 2004 (which reports express an unqualified opinion and include an explanatory paragraph relating to Taubman Centers, Inc.‘s changed method of accounting for the impairment and disposal of long-lived assets and Taubman Centers, Inc.‘s and the Unconsolidated Joint Ventures of Taubman Realty Group Limited Partnership’s changed method of accounting for derivative instruments) on the consolidated financial statements and the financial statement schedules of Taubman Centers, Inc. and on the combined financial statements and the financial statement schedules of the Unconsolidated Joint Ventures of the Taubman Realty Group Limited Partnership appearing in the Annual Report on Form 10-K of Taubman Centers, Inc. for the year ended December 31, 2003. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte &Touche LLP

Detroit, Michigan
July 8, 2004